UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

☑	Filed by the Registrant
☐	Filed by a Party other than the Registrant
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Copies to:

Jason L. Kent Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6044	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037
(888) 389-3222

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 9, 2015

This proxy statement supplement, dated July 8, 2015, supplements the definitive proxy statement (the “Proxy Statement”) filed by PICO Holdings, Inc. (“PICO” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 27, 2015, and made available to PICO’s shareholders in connection with the solicitation of proxies by the Board of Directors of PICO (the “Board”) for the 2015 Annual Meeting of Shareholders to be held on July 9, 2015 and any adjournment or postponement thereof (the “Annual Meeting”).

This supplement is being filed with the SEC and is being made available to shareholders on or about July 8, 2015. Only shareholders of record as of the close of business on May 15, 2015, are entitled to receive notice of and to vote at the Annual Meeting.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Removal of Proposals 4 and 6 From Shareholder Consideration

On July 6, 2015, the Board determined not to seek shareholder approval of PICO’s Proposal 4, a proposal to reincorporate PICO from California to Delaware and has withdrawn Proposal 4 from the agenda for the Annual Meeting. On such date, the Board also determined not to seek shareholder approval of PICO’s Proposal 6, a proposal to adjourn the meeting if there are not sufficient votes to approve Proposal 4 and has also withdrawn Proposal 6 from the agenda for the Annual Meeting. Proposals 4 and 6 are withdrawn and will not be considered or voted upon at the Annual Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting.

Although the Board believes that Proposal 4 was appropriately proposed by PICO, upon review and careful consideration of feedback from shareholders and the leading proxy advisory firms, further discussions with management and its advisors and other relevant factors, the Board has determined to withdraw Proposal 4 from shareholder consideration for the upcoming Annual Meeting. The Board also decided to remove Proposal 6 from shareholder consideration since it is no longer relevant given that it relates to adjourning the Annual Meeting if there are not sufficient votes to approve Proposal 4. Notwithstanding the foregoing, the Board reserves the right to revisit the possibility of proposing to shareholders that PICO be reincorporated from California to Delaware at any point in the future.

The record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting has been set and remains as the close of business on May 15, 2015.

As a result of the removal of Proposals 4 and 6 from shareholder consideration at the Annual Meeting, PICO notes the following important matters regarding voting:

•	PICO will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposals 4 and 6.

•	Any proxy card or voting instructions received in the future for Proposals 1, 2, 3, and 5 will be valid.

•
Proxy cards or voting instructions received with direction on Proposals 4 and 6 will not be voted on Proposals 4 and 6. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposals 1, 2, 3, and 5) will remain valid and will be voted on as directed.

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If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On May 27, 2015, PICO filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from PICO’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PICO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by PICO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Investors section of our corporate website at www.picoholdings.com, by writing to PICO’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, or by emailing Investor Relations at pico@finprofiles.com.